EXHIBIT 10.23 Tenant: SailPoint Technologies, Inc. Premises: Four Points, Suites 2-100, 2-221, 2-222 & 2-250

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into as of October 2, 2017, by and between G&I VII FOUR POINTS LP, a Delaware limited partnership (“Landlord”), and SAILPOINT TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

A. Landlord, as successor-in-interest to New TPG-Four Points, L.P. and Tenant are parties to an Office Lease (“Original Lease”) dated July 3, 2012, as amended by a First Amendment to Office Lease dated as of May 28, 2013 (the Original Lease as so amended is referred to herein as the “Current Lease”), for the Premises deemed to contain 44,633 rentable square feet of space presently known as Suites 2-100, 2-221, 2-222, and 2-250 in the Building located at 11305 Four Points Drive, Austin, Texas 78726. The Current Lease as amended by this Amendment is referred to herein as the “Lease”.

B. Tenant and BDN Four Points Land LP have executed a lease agreement (“Four Points 3 Lease”) for premises at Four Points 3, 11120 Four Points Drive, Austin, Texas 78726 contemporaneously with the execution of this Amendment.

C. The Term currently expires on April 30, 2018. Landlord and Tenant wish to amend the Current Lease to extend the Term upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Current Lease.

2. Term. The Term is hereby extended through the date (“Expiration Date”) that is twenty (20) business days after the Commencement Date (as defined in the Four Points 3 Lease); provided, however, if the Four Points 3 Lease is terminated prior to such Commencement Date for any reason, then the Expiration Date will be the 12-month anniversary of the effective date of such termination of the Four Points 3 Lease. Exhibit G to the Original Lease (Addendum) is hereby deleted in its entirety.

3. Base Rent.

(a) Effective on May 1, 2018, Tenant covenants and agrees to pay to Landlord, except as specifically provided for otherwise in the Lease without notice, demand, setoff, deduction, or counterclaim, Base Rent during the Term as follows, payable in the monthly installments set forth below and otherwise in accordance with the terms of the Lease; provided, however, notwithstanding the dates and amounts set forth below, this Lease shall terminate effective on the Expiration Date, and no Base Rent shall be due beyond the Expiration Date:

Time Period	Annual Base Rent Per Rentable Square Foot of Premises	Annualized Base Rent	Monthly Base Rent
5/1/18 – 4/30/19	$21.50	$959,609.50	$79,967.46
5/1/19 – 4/30/20	$22.15	$988,620.95	$82,385.08
5/1/20 – 4/30/21	$22.81	$1,018,078.73	$84,839.89

(b) All Rent payments must be made by electronic funds transfer as follows (or as otherwise directed in writing by Landlord to Tenant from time to time): (i) ACH debit of funds; or (ii) ACH credit of immediately available funds to an account designated by Landlord. “ACH” means Automated Clearing House network or similar system designated by Landlord. All Rent payments must include the Building number and the Lease number, which numbers will be provided to Tenant.

4. Condition of Premises. Tenant acknowledges and agrees that except as specifically provided for otherwise in the Lease Landlord has no obligation under the Lease to make any improvements to or perform any work in the Premises, and Tenant accepts the Premises in their current “AS IS” condition subject to Landlord’s obligations in the Lease. Section 8.2 (Allowances) of the Original Lease is hereby deleted in its entirety, and Tenant acknowledges and agrees Landlord has no obligation under the Lease to provide any improvement allowance.

5. Right of Entry. Section 16.1(c) of the Original Lease is hereby amended by deleting “(but only during the last twelve months of the Term of this Lease)”.

6. Utilities. For any separately metered utilities, Landlord is hereby authorized to request and obtain, on behalf of Tenant, Tenant’s utility consumption data from the applicable utility provider for informational purposes and to enable Landlord to obtain full building Energy Star scoring for the Building. Heating, ventilation, and air conditioning will be furnished to the Premises on Saturdays only upon Tenant’s prior request to Landlord received no later than noon on the preceding business day, provided Tenant remains responsible for after-hours charges for service outside of Normal Working Hours pursuant to the terms of the Lease.

7. Brokers. Landlord and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations, or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and Cushman & Wakefield U.S., Inc. (“Broker”). Each party must indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising from any misrepresentation or breach of warranty under this Section. Landlord must pay Broker a commission in connection with this Amendment pursuant to the terms of a separate written agreement between Landlord and Broker. This Section will survive the expiration or earlier termination of the Term.

8. Notices. Wherever in this Lease it is required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand will be duly given or served in writing and either: (i) personally served; (ii) delivered by prepaid nationally recognized courier service (e.g., Federal Express, UPS, and USPS) with evidence of receipt required for delivery; (iii) delivered by registered or certified mail, return receipt requested, postage prepaid; or (iv) if an email address is provided by the recipient, emailed with written confirmation of receipt sent directly by the recipient to the sender; in all such cases addressed to the parties at the addresses set forth below, except that prior to the Commencement Date, notices to Tenant shall be sent to Tenant at the address set forth below. Each such notice will be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party has the right to change its email or street address for notices (provided such new street address is in the continental United States), and/or add another party/parties to receive a copy of the notice or demand or delete a party/parties previously named to receive a copy of the notice or demand by a writing sent to the other party in accordance with this Section, and each party will, if requested in writing, within 10 days confirm to the other its notice address. Notices from Landlord may be given by either an agent or attorney acting on behalf of Landlord. Notwithstanding the foregoing: (a) any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, notice of maintenance activities or Landlord access, etc. but excluding changes in rules and regulations) may be given by written notice left at the Premises or delivered by regular mail, facsimile, or electronic means (such as email) to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies; and (b) invoices, notices of change in billing or notice address, statements of estimated or reconciliation of Operating Expenses and/or utilities, and changes to the rules and regulations may be sent by regular mail or electronic means (such as email) to Tenant’s billing contact. Section 32.5 of the Original Lease is hereby deleted in its entirety.

Tenant:	SailPoint Technologies, Inc. Attn: Amy Williams, Director, Operations 11305 Four Points Dr., Suite 100 Austin, TX 78726 Phone: (512) 664-8512 Email for billing contact: amy.williams@sailpoint.com

Landlord:	G&I VII Four Points LP c/o Brandywine Realty Trust Attn: General Manager 111 Congress Ave., Suite 3000 Austin, TX 78701	With a copy to: Email: Legal.Notices@bdnreit.com

9. Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Current Lease has not been modified, amended, canceled, terminated, released, superseded, or otherwise rendered of no force or effect. The Current Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term, and power contained in and under the Current Lease continues in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth herein. In the event of any conflict between the terms and conditions of this Amendment and those of the Current Lease, the terms and conditions of this Amendment control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto.

10. Representations. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so, and that to such party’s knowledge there are no defaults by the other under the Current Lease, nor any event that with the giving of notice or the passage of time, or both, will constitute a default under the Current Lease.

11. Press Releases; Confidentiality. Landlord shall have the right, to the extent required to be disclosed by Landlord or Landlord’s affiliates in connection with securities filings, without notice to Tenant to include in such securities filings general information relating to the Lease, including, without limitation, Tenant’s name, the Building, and the square footage of the Premises. Except as set forth in the preceding sentence, neither Tenant nor Landlord shall issue, or permit any broker, representative, or agent representing either party in connection with the Lease to issue, any press release or other public disclosure regarding the specific terms of the Lease (or any amendments or modifications hereof), without the prior written approval of the other party. The parties acknowledge that the transaction described in the Lease and the terms hereof are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the good faith judgment of Landlord or Tenant, may be required to enable Landlord or Tenant to comply with its obligations under law or under rules and regulations of the Securities and Exchange Commission. Neither party may make any public disclosure of the specific terms of the Lease, except as required by law or as otherwise provided in this paragraph. In connection with the negotiation of the Lease and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have had access to confidential information relating to the other party. Each party shall treat such information and shall cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof except as provided for in this paragraph, and not duplicate or use such information, except by Permitted Parties. Notwithstanding anything contained herein to the contrary, Landlord agrees to not disclose any of Tenant’s financial information to any party not subject to: (i) the Confidentiality Agreement previously entered into by Landlord and Tenant or (ii) any Confidentiality Agreement entered into by Landlord and Tenant in the future.

12. Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together will be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission will constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted and/or produced electronically will be deemed to be their original signature for all purposes.

13. OFAC. Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto shall defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations will survive the expiration or earlier termination of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the date first-above written.

LANDLORD:
G&I VII FOUR POINTS LP

By:	G&I VII Four Points GP LLC, its general partner

	By:	G&I VII Austin Office LLC, its sole member

		By:	BDN Austin Properties LLC, its operating manager

			By:	/s/ William D. Redd
			Name:	William D. Redd
			Title:	Executive Vice President
			Date:	10/2/17

TENANT:
SAILPOINT TECHNOLOGIES, INC.

By:	/s/ Cam McMartin
Name:	Cam McMartin
Title:	Chief Financial Officer
Date:	10/2/17

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